Exhibit 99.1
Shattuck Labs Reports Third Quarter 2026 Financial Results and Recent Business Highlights
–Initiated the RECEPTIVE-CD1 Phase 2b clinical trial of SL-325 in Crohn’s disease; 12-week induction data expected in the first half of 2028 –
–Announced RECEPTIVE-HS1 Phase 2 clinical trial of SL-325 in hidradenitis suppurativa; trial initiation expected in the fourth quarter of 2026 –
–Presented preclinical data for SL-846 at UEG Week 2026, including data from a chronic toxicology study in non-human primates –
AUSTIN, TX and DURHAM, NC, Nov. 05, 2026 -- Shattuck Labs, Inc. (Shattuck or the Company) (NASDAQ: STTK), a clinical-stage biotechnology company pioneering the development of potential first-in-class monoclonal and bispecific DR3 blocking antibodies for the treatment of patients with inflammatory and immune-mediated diseases, today reported financial results for the third quarter ended September 30, 2026 and provided recent business highlights.
“We are very excited to begin Phase 2 clinical development with SL-325 in both Crohn’s disease and hidradenitis suppurativa. We believe these two studies will allow direct comparisons with the TL1A antibody class and evaluate the efficacy that may be left on the table due to the potential immunogenicity liabilities of TL1A antibodies,” said Taylor Schreiber, M.D., Ph.D., Chief Executive Officer of Shattuck. "In addition, SL-846 has demonstrated a compelling profile in preclinical studies, and we expect to share initial Phase 1 clinical data for what we expect to be a first-in-class DR3 by IL-23 receptor blocking antibody in 2027."
DR3 Program Development in 2026
Shattuck is advancing a pipeline of DR3-targeted monoclonal and bispecific antibody product candidates for the treatment of inflammatory and immune-mediated diseases.
Recent updates and anticipated upcoming milestones include:
SL-325
Shattuck’s lead clinical-stage product candidate, SL-325, is a potentially first-in-class DR3 blocking antibody for the treatment of Crohn's disease, ulcerative colitis, hidradenitis suppurativa (HS), and other inflammatory and immune-mediated diseases. Phase 1 clinical trial results demonstrated favorable safety and tolerability, potentially best-in-mechanism immunogenicity with an antidrug antibody rate of 3.7%, and highly durable inhibition of TL1A binding to DR3 that may enable quarterly maintenance dosing.
•Initiated the RECEPTIVE-CD1 Phase 2b clinical trial of SL-325 in patients with moderately-to-severely active Crohn's disease.
◦Randomized, double-blind, placebo-controlled trial designed to evaluate three dose levels of SL-325 compared with placebo in approximately 232 patients, randomized 1:1:1:1.
◦Primary endpoint is endoscopic response at 12 weeks. These data are expected in the first half of 2028.
•Announced plans to initiate the RECEPTIVE-HS1 Phase 2 clinical trial of SL-325 in patients with moderate to severe hidradenitis suppurativa, with trial initiation expected in the fourth quarter of 2026.
◦HS is the second Phase 2 indication for SL-325 and expands development beyond IBD.
◦Submitted an Investigational New Drug (IND) application to the FDA in October 2026.
◦Designed RECEPTIVE-HS1 as a randomized, double-blind, placebo-controlled Phase 2 clinical trial evaluating two dose levels of SL-325 compared with placebo in approximately 150 patients, randomized 1:1:1.
◦Primary endpoint is HiSCR50 response at Week 16, with data expected in the first half of 2028.

•Appointed Shoba Ravichandran, M.D., as Senior Vice President, Clinical Development, to lead the clinical development of SL-325 in HS. Dr. Ravichandran brings more than 20 years of drug development experience, including leading the global approval of Cosentyx in HS at Novartis.
SL-846
Shattuck’s lead bispecific product candidate, SL-846, is a potentially first-in-class, half-life extended DR3 x IL-23 receptor (IL-23R) blocking antibody for the treatment of inflammatory and immune-mediated diseases.
•Presented preliminary preclinical data for SL-846 at UEG Week 2026, including data from the GLP toxicology study in non-human primates, which showed the following:
◦Well tolerated through the top dose of 100 mg/kg.
◦No evidence of DR3 or IL-23R agonism.
◦Full and durable blockade of TL1A binding to DR3, and complete blockade of IL-23 signaling.
◦Data from the NHP study support potential quarterly subcutaneous dosing in humans.
◦NHP and in silico analyses suggest that SL-846 may have a superior immunogenicity profile to TL1A directed bispecific antibodies; projected human anti-drug antibody rate of between 8-12%.
•Shattuck expects to initiate a Phase 1 healthy volunteer clinical trial of SL-846 and report initial data in 2027.
Upcoming Events
•Shattuck plans to participate in the following upcoming events. Details will be included on the Events & Presentations section of the Company’s website.
•Evercore ISI 9th Annual Healthcare Conference, November 30-December 1, 2026. Management will participate in a fireside chat, and in one-on-one meetings.
•Piper Sandler 38th Annual Healthcare Conference, December 2-3, 2026. Taylor Schreiber, M.D., Ph.D., CEO of Shattuck Labs will present at the conference, and management will participate in one-on-one meetings.
Third Quarter 2026 Financial Results
•Cash and Cash Equivalents and Investments: As of September 30, 2026, cash and cash equivalents and short-term investments were $196.3 million, as compared to $86.1 million as of September 30, 2025.
•Research and Development (R&D) Expenses: R&D expenses were $21.6 million for the quarter ended September 30, 2026, as compared to $7.6 million for the quarter ended September 30, 2025.
•General and Administrative (G&A) Expenses: G&A expenses were $5.5 million for the quarter ended September 30, 2026, as compared to $4.1 million for the quarter ended September 30, 2025.
•Net Loss: Net loss was $25.2 million for the quarter ended September 30, 2026, or $0.14 per basic and diluted share, as compared to a net loss of $10.1 million for the quarter ended September 30, 2025, or $0.14 per basic and diluted share.
Financial Guidance
As of September 30, 2026, cash and cash equivalents, and short-term investments, were $196.3 million. Shattuck’s current cash and cash equivalents, and short-term investments are expected to fund operations into 2029. This cash runway guidance is based on the Company’s current operational plans and excludes any additional capital that may be received, proceeds from business development transactions, and/or additional costs associated with clinical development activities that may be undertaken.
About SL-325
SL-325 is a potentially first-in-class Death Receptor 3 (DR3) blocking antibody designed to achieve a complete and durable blockade of the clinically validated DR3/TL1A pathway. Shattuck’s preclinical studies demonstrated high affinity binding and superior activity over TL1A antibodies, and provided a data-driven rationale for targeting the TNF receptor, DR3, versus its ligand, TL1A. SL-325 is a fully Fc-silenced, fully human immunoglobulin G monoclonal antibody. In a Phase 1 clinical trial, SL-325 demonstrated a favorable safety profile, a potentially best-in-mechanism immunogenicity profile, no evidence of residual DR3 agonism, and provided durable blockade of TL1A binding to DR3 at low doses. SL-325 is being evaluated in a Phase 2 clinical trial in patients with Crohn’s disease, with data from the induction portion of the trial expected in the first half of 2028. We also expect to evaluate SL-325 in a Phase 2 clinical trial in patients with hidradenitis suppurativa, with data from the primary treatment portion of the trial expected in the first half of 2028.
About SL-846
SL-846 is a potentially first-in-class Death Receptor 3 (DR3) by IL-23 receptor (IL-23R) blocking bispecific antibody designed to achieve complete and durable blockade of the clinically validated DR3/TL1A and IL-23/IL-23R pathways. Shattuck’s preclinical studies demonstrate high affinity binding to both DR3 and IL-23R, with equivalent or superior in vitro potency in comparison to benchmark IL-23 controls (sequence equivalents of risankizumab and icotrokinra) in a variety of preclinical assays. SL-846 is an Fc-silenced, half-life extended, fully human immunoglobulin G bispecific antibody that has been evaluated for safety, tolerability, immunogenicity, and pharmacodynamics in an IND-enabling GLP toxicology study in non-human primates.
About Shattuck Labs, Inc.
Shattuck Labs, Inc. is a clinical-stage biotechnology company pioneering the development of potentially first-in-class monoclonal and bispecific DR3 blocking antibodies for the treatment of patients with inflammatory and immune-mediated diseases. Shattuck’s expertise in protein engineering and the development of novel TNF receptor therapeutics come together in its lead program, SL-325, a potentially first-in-class DR3 blocking antibody designed to achieve a more complete blockade of the clinically validated DR3/TL1A pathway. The Company has offices in both Austin, Texas and Durham, North Carolina. For more information, please visit: www.ShattuckLabs.com.
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, Shattuck’s expectations regarding: plans for its preclinical studies, clinical trials and research and development programs, particularly with respect to SL-325 and SL-846; the anticipated timing of initiation of a Phase 2 clinical trial of SL-325 in patients with HS; the clinical benefit, safety and tolerability of SL-325; the anticipated release of data from SL-325; the anticipated development of additional preclinical pipeline candidates; the anticipated timing of initiation of a Phase 1 clinical trial of SL-846; the clinical benefit, safety and tolerability of SL-846; the anticipated release of data from SL-846; the potential clinical significance of clinical and preclinical data; and expectations regarding the time period over which the Company’s capital resources will be sufficient to fund its anticipated operations. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan,” “anticipate” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to it on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Shattuck’s filings with the U.S. Securities and Exchange Commission (SEC)), many of which are beyond its control and subject to change. Actual results or outcomes, or the timing of actual results or outcomes, could be materially different. Risks and uncertainties include: global macroeconomic conditions and related volatility; expectations regarding the initiation, progress, and expected results of the Company’s preclinical studies, clinical trials and research and development programs, including the timing and costs thereof; the Company’s ability to enroll patients in its clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the Company’s ability to advance product candidates into, and successfully complete, nonclinical studies and clinical trials; the timing or likelihood of regulatory filings and approvals; the implementation of the Company’s business model, strategic plans for its business and product candidates; the scope of protection the Company is able to establish and maintain for intellectual property rights covering its technology; liquidity and capital resources, including the time period over which current capital resources are expected to the fund the Company’s operations; and other risks and uncertainties identified in

Shattuck’s Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings with the SEC. Shattuck claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.
The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Investor & Media Contact:
Andrew R. Neill
Chief Financial Officer
Shattuck Labs, Inc.
InvestorRelations@shattucklabs.com

SHATTUCK LABS, INC.
CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$61,758	$54,192
Investments	134,553	23,873
Prepaid expenses and other current assets	5,293	4,410
Total current assets	201,604	82,475
Property and equipment, net	3,628	6,114
Investment in related party	1,000	1,000
Other assets	1,743	1,437
Total assets	$207,975	$91,026

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,922	$2,101
Accrued expenses	8,836	4,951
Total current liabilities	12,758	7,052
Non-current operating lease liabilities	1,555	1,584
Total liabilities	14,313	8,636
Stockholders’ equity:
Common stock	10	7
Additional paid in capital	679,365	512,906
Accumulated other comprehensive (loss) income	(62)	6
Accumulated deficit	(485,651)	(430,529)
Total stockholders' equity	193,662	82,390
Total liabilities and stockholders' equity	$207,975	$91,026

SHATTUCK LABS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Related party license revenue	$—	$1,000	$—	$1,000
Operating expenses:
Research and development	21,566	7,618	44,213	26,218
General and administrative	5,480	4,098	14,533	12,919
Expense from operations	27,046	11,716	58,746	39,137
Loss from operations	(27,046)	(10,716)	(58,746)	(38,137)
Other income	1,843	660	3,623	1,921
Net loss	$(25,203)	$(10,056)	$(55,123)	$(36,216)
Unrealized gain (loss) on investments	1	2	(68)	1
Comprehensive loss	$(25,202)	$(10,054)	$(55,191)	$(36,215)
Net loss per share – basic and diluted	$(0.14)	$(0.14)	$(0.39)	$(0.62)
Weighted-average shares outstanding – basic and diluted	183,224,648	72,184,818	142,408,056	58,102,543